Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 27, 2021, with respect to the consolidated financial statements of DESRI Holdings, L.P. included in the Registration Statement (Form S-1) and the related Prospectus of DESRI Inc. dated January 14, 2022.

/s/ Ernst & Young LLP

New York, New York

January 14, 2022